UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 14, 2010

ZAP
(Exact name of Registrant as specified in its charter)

California	0-303000	94-3210624
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

501 Fourth Street Santa Rosa, CA		95401
(Address of principal executive offices)		(Zip Code)

(707) 525-8658
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.02                 Termination of a Material Definitive Agreement

As previously disclosed in the Company’s Current Reports on Forms 8-K filed on February 2, 2010, and January 6, 2010 , ZAP (the “Company”) and Samyang Optics Co. Ltd. (“Samyang”) entered into Investment Agreements pursuant to which Samyang agreed to invest $5 million in convertible notes of the Company (the “Samyang Investment”) and the Company agreed to invest $2 million in Samyang (the “ZAP Investment”). In connection with the completion of the Samyang Investment, on February 24, 2010 the Company purchased securities of Samyang for an aggregate purchase price of $2 million.

The unpaid principal balance of the convertible notes accrues interest at a rate of six percent (6%) per annum and all unpaid principal, together with any then unpaid and accrued interest and other amounts payable thereunder, become due and payable on December 31, 2011 (the “Maturity Date”).

On December 14, 2010, Samyang,converted the outstanding principal balance of $5 million plus interest into 8,340,369 shares of ZAP common stock. The stock is subject to resale restrictions under Rule 144.

Item 3.02                       Unregistered Sales of Equity Securities.

The disclosures under Item 1.01 are incorporated into this Item 3.02 by reference.

The Note was issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Dated: December 21, 2010	By:	/s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer